Exhibit 99.1
Alight Reports Third Quarter 2025 Results
– Revenue of $533 million –
– $2.25 billion of 2025 revenue under contract –
– Key wins with MetLife, Cintas and Mass General Brigham –

CHICAGO, IL – November 5, 2025 – Alight, Inc. (NYSE: ALIT), a leading cloud-based human capital and technology-enabled services provider, today reported results for the third quarter ended September 30, 2025.

“I am pleased with our ability to deliver enhanced outcomes for clients and their people, with participant satisfaction at record levels since the end of our technology transformation," said CEO Dave Guilmette. “We have seen a favorable step-change in accelerating our client management and delivery capabilities, and reimagining the client and participant experience in line with our long-term strategy. Through our AI and automation investments and rapidly expanding partner collaborations, we are bringing immediate benefits to clients and strengthening our competitive advantages for the long run.”
Presentation of Results
Third Quarter 2025 Highlights (all comparisons are relative to third quarter 2024)
•Revenue decreased 4.0% to $533 million
•Gross profit of $178 million and gross profit margin of 33.4%, compared to $174 million and 31.4%, respectively, and adjusted gross profit of $206 million and adjusted gross profit margin of 38.6%, compared to $200 million and 36.0%, respectively
•Net loss of $1,055 million compared to net loss of $44 million, primarily driven by the $1,338 million non-cash goodwill impairment charge
•Adjusted EBITDA improved to $138 million from $118 million
•Diluted loss per share of $2.00 compared to diluted loss per share of $0.08, and adjusted diluted earnings per share of $0.12 compared to $0.09 per share
•New wins or expanded relationships with companies including MetLife, Cintas and Mass General Brigham
•Repurchased $25 million of common stock under existing share repurchase program
•Declared and paid a $0.04 per share dividend
Third Quarter 2025 Results
Revenue decreased 4.0% to $533 million, as compared to $555 million in the prior year period. The change was primarily due to lower project revenue, net commercial activity and an approximately $4 million impact from the finalization of the commercial agreement related to the 2024 divestiture of the Payroll and Professionals Services business. Recurring revenues were 91.7% of total revenue.

Gross profit was $178 million, or 33.4% of revenue, compared to $174 million, or 31.4% of revenue in the prior year period. The change in gross profit was primarily attributable to a reduction in compensation expenses and productivity savings.
Selling, general and administrative expenses improved $55 million when compared to the prior year period. This was due to lower professional fees incurred related to the sale and separation of the Payroll and Professional Services business, a reduction in compensation expenses and productivity savings.
During the quarter, the Company recognized a non-cash goodwill impairment charge of $1,338 million after evaluating current business trends and market valuation of the Company. This non-cash charge does not impact day-to-day operations.
Interest expense of $24 million increased $5 million from the prior year period. The increase was primarily due to lower interest income in the current year and a non-cash gain on extinguishment from the partial debt paydown in 2024.
The Company’s loss from continuing operations before income tax was $1,253 million compared to a loss from continuing operations before income tax of $53 million in the prior year period. This was primarily attributable to the non-cash goodwill impairment charge, partially offset by non-operating fair value remeasurements of financial instruments and the tax receivable agreement and lower selling, general and administrative expenses.
Balance Sheet Highlights
As of September 30, 2025, the Company’s cash and cash equivalents balance was $205 million, total debt was $2,010 million and total debt net of cash and cash equivalents was $1,805 million.
Subsequent Event

The Company today announced that its Board of Directors declared a regular quarterly cash dividend of $0.04 per share on outstanding Class A Common Stock, payable on December 15, 2025 to shareholders of record as of the close of business on December 1, 2025.
Business Outlook
•Revenue of $2,252 million to $2,282 million
•Adjusted EBITDA of $595 million to $620 million
•Adjusted diluted EPS of $0.54 to $0.58
•Free cash flow of $225 million to $250 million

Reconciliations of the historical financial measures used in this press release that are not recognized under U.S. generally accepted accounting principles ("GAAP") are included below. Because GAAP financial measures on a forward-looking basis are not accessible, and reconciling information is not available without unreasonable effort, we have not provided reconciliations for forward-looking non-GAAP measures. For the same reasons, we are unable to address the probable significance of the unavailable information, which could be material to future results.
Earnings Conference Call and Webcast Information
A conference call to discuss the Company’s third quarter 2025 financial results is scheduled for today, November 5, 2025 at 7:30 a.m. Central Time (8:30 a.m. Eastern Time). Interested parties can access the live webcast and accompanying presentation materials by logging on to the Investor Relations section on the Company’s website at http://investor.alight.com. A replay of the conference call and the accompanying presentation materials will be available on the investor relations website for approximately 90 days.

About Alight Solutions
Alight is a leading cloud-based human capital technology and services provider for many of the world’s largest organizations and 35 million people and dependents. Through the administration of employee benefits, Alight helps clients gain a benefits advantage while building a healthy and financially secure workforce by unifying the benefits ecosystem across health, wealth, wellbeing, absence management and navigation. Our Alight Worklife® platform empowers employers to gain a deeper understanding of their workforce and engage them throughout life’s most important moments with personalized benefits management and data-driven insights, leading to increased employee wellbeing, engagement and productivity. Learn more about the Alight Benefits Advantage™ at alight.com.
Contacts
Investors:
Jeremy Cohen
investor.relations@alight.com
Media:
Mariana Fischbach
mariana.fischbach@alight.com
Forward-Looking Statements
This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements include, but are not limited to, statements related to our expected revenue under contract, statements related to our client management and delivery capabilities, our AI and automation investments, our partner collaborations, our ability to remain competitive and statements related to the expectations regarding the performance and outlook for Alight’s business, financial results, liquidity and capital resources, including statements in the "Business Outlook" section of this press release. In some cases, these forward-looking statements can be identified by the use of words such as “outlook,” “believes,” “expects,” “potential,” “continues,” “may,” “will,” “would,” “should,” “could,” “seeks,” “projects,” “predicts,” “intends,” “plans,” “estimates,” “anticipates” or the negative version of these words or other comparable words. Such forward-looking statements are subject to various risks and uncertainties including, among others, risks related to our ability to successfully execute the next phase of our strategic transformation, including our ability to effectively and appropriately separate the Payroll and Professional Services business, risks related to declines in economic activity in the industries, markets, and regions our clients serve, including as a result of macroeconomic factors beyond our control, heightened interest rates or changes in monetary, trade and fiscal policies, competition in our industry, risks related to cyber-attacks and security vulnerabilities and other significant disruptions in our information technology systems and networks, risks related to our ability to maintain the security and privacy of confidential, personal or proprietary data, risks related to actions or proposals from activist stockholders, and risks related to our compliance with applicable laws and regulations, including changes thereto. Additional factors that could cause Alight’s results to differ materially from those described in the forward-looking statements can be found under the section entitled “Risk Factors” of Alight’s Annual Report on Form 10-K, filed with the Securities and Exchange Commission (the "SEC") on February 27, 2025, as such factors may be updated from time to time in Alight's filings with the SEC, which are, or will be, accessible on the SEC's website at www.sec.gov. Accordingly, there are or will be important factors that could cause actual outcomes or results to differ materially from those indicated in these statements. These factors should not be construed as exhaustive and should be considered along with other factors noted in this presentation and in Alight’s filings with the SEC. Alight undertakes no obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments or otherwise, except as required by law.

Non-GAAP Financial Measures and Other Information
The Company refers to certain non-GAAP financial measures in this press release, including: Adjusted EBITDA From Continuing Operations, Adjusted EBITDA Margin From Continuing Operations, Adjusted Net Income From Continuing Operations, Adjusted Diluted Earnings Per Share From Continuing Operations, Free Cash Flow, Adjusted Gross Profit and Adjusted Gross Profit Margin. Please see below for additional information and for reconciliations of such non-GAAP financial measures. The presentation of non-GAAP financial measures is used to enhance our investors’ and lenders’ understanding of certain aspects of our financial performance. This discussion is not meant to be considered in isolation, superior to, or as a substitute for the directly comparable financial measures prepared in accordance with GAAP.
Adjusted EBITDA From Continuing Operations, which is defined as earnings from continuing operations before interest, taxes, depreciation and intangible amortization adjusted for the impact of certain non-cash and other items, including goodwill impairments, that we do not consider in the evaluation of ongoing operational performance. Adjusted EBITDA Margin From Continuing Operations is defined as Adjusted EBITDA From Continuing Operations divided by revenue. Both Adjusted EBITDA From Continuing Operations and Adjusted EBITDA Margin From Continuing Operations are non-GAAP financial measures used by management and our stakeholders to provide useful supplemental information that enables a better comparison of our performance across periods as well as to evaluate our core operating performance.
Adjusted Net Income From Continuing Operations, which is defined as net income (loss) from continuing operations adjusted for intangible amortization and the impact of certain non-cash items, including goodwill impairments, that we do not consider in the evaluation of ongoing operational performance, is a non-GAAP financial measure used solely for the purpose of calculating Adjusted Diluted Earnings Per Share From Continuing Operations.
Adjusted Diluted Earnings Per Share From Continuing Operations is defined as Adjusted Net Income From Continuing Operations divided by the adjusted weighted-average number of shares of Alight Inc. common stock, diluted. Adjusted Diluted Earnings Per Share From Continuing Operations is used by us and our investors to evaluate our core operating performance and to benchmark our operating performance against our competitors.
Free Cash Flow is defined as cash provided by operating activities net of capital expenditures. Management believes that free cash flow is an important liquidity metric because it measures, during a given period, the amount of cash generated that is available to repay debt obligations, make strategic acquisitions and investments and for certain other activities such as dividends and stock repurchases.
Adjusted Gross Profit is defined as revenue less cost of services adjusted for depreciation, amortization and share-based compensation, and Adjusted Gross Profit Margin is defined as Adjusted Gross Profit divided by revenue. Management uses Adjusted Gross Profit and Adjusted Gross Profit Margin as key measures in making financial, operating and planning decisions and in evaluating our performance. We believe that presenting Adjusted Gross Profit and Adjusted Gross Profit Margin is useful to investors as it eliminates the impact of certain non-cash expenses and allows a direct comparison between periods.
Revenue Under Contract is an operational metric that represents management’s estimate of anticipated revenue expected to be recognized in the period referenced based on available information that includes historical client contracting practices. The metric does not reflect potential future events such as unexpected client volume fluctuations, early contract terminations or early contract renewals. Our metric may differ from similar terms used by other companies and therefore comparability may be limited.

Condensed Consolidated Statements of Income (Loss)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
(in millions, except per share amounts)	2025	2024	2025	2024
Revenue	$533	$555	$1,609	$1,652
Cost of services, exclusive of depreciation and amortization	327	358	1,003	1,059
Depreciation and amortization	28	23	81	70
Gross Profit	178	174	525	523

Operating Expenses
Selling, general and administrative	87	142	321	434
Depreciation and intangible amortization	75	74	223	223
Goodwill impairment	1,338	—	2,321	—
Total Operating expenses	1,500	216	2,865	657
Operating Income (Loss) From Continuing Operations	(1,322)	(42)	(2,340)	(134)
Other (Income) Expense
(Gain) Loss from change in fair value of financial instruments	(19)	(23)	1	(54)
(Gain) Loss from change in fair value of tax receivable agreement	(66)	27	(34)	51
Interest expense	24	19	68	83
Other (income) expense, net	(8)	(12)	(26)	(11)
Total Other (income) expense, net	(69)	11	9	69
Income (Loss) From Continuing Operations Before Taxes	(1,253)	(53)	(2,349)	(203)
Income tax expense (benefit)	(198)	(9)	(204)	(34)
Net Income (Loss) From Continuing Operations	(1,055)	(44)	(2,145)	(169)
Net Income (Loss) From Discontinued Operations, Net of Tax	(13)	(30)	(22)	2
Net Income (Loss)	(1,068)	(74)	(2,167)	(167)
Net income (loss) attributable to noncontrolling interests	(1)	—	(2)	(2)
Net Income (Loss) Attributable to Alight, Inc.	$(1,067)	$(74)	$(2,165)	$(165)

Earnings (Loss) Per Share
Basic and Diluted
Continuing operations	$(2.00)	$(0.08)	$(4.05)	$(0.31)
Discontinued operations	$(0.02)	$(0.06)	$(0.04)	$0.00
Net Income (Loss)	$(2.02)	$(0.14)	$(4.09)	$(0.31)

Condensed Consolidated Balance Sheets
(Unaudited)

	September 30, 2025	December 31, 2024
(in millions, except par values)
Assets
Current Assets
Cash and cash equivalents	$205	$343
Receivables, net	399	471
Other current assets	175	214
Fiduciary assets	227	239
Total Current Assets	1,006	1,267
Goodwill	886	3,212
Intangible assets, net	2,644	2,855
Fixed assets, net	387	396
Deferred tax assets, net	236	41
Other assets	379	422
Total Assets	$5,538	$8,193

Liabilities and Stockholders' Equity
Liabilities
Current Liabilities
Accounts payable and accrued liabilities	$248	$355
Current portion of long-term debt, net	20	25
Other current liabilities	334	273
Fiduciary liabilities	227	239
Total Current Liabilities	829	892
Deferred tax liabilities	11	22
Long-term debt, net	1,990	2,000
Long-term tax receivable agreement	559	757
Financial instruments	2	51
Other liabilities	143	158
Total Liabilities	$3,534	$3,880
Commitments and Contingencies
Stockholders' Equity
Preferred stock at $0.0001 par value: 1.0 shares authorized, none issued and outstanding	$—	$—
Class A Common Stock: $0.0001 par value, 1,000.0 shares authorized; 565.2 and 560.5 shares issued, and 522.6 and 531.7 shares outstanding as of September 30, 2025 and December 31, 2024, respectively	—	—
Class B Common Stock: $0.0001 par value, 20.0 shares authorized; 9.9 and 10.0 issued and outstanding as of September 30, 2025 and December 31, 2024, respectively	—	—
Class V Common Stock: $0.0001 par value, 175.0 shares authorized; 0.5 and 0.5 issued and outstanding as of September 30, 2025 and December 31, 2024, respectively	—	—
Class Z Common Stock: $0.0001 par value, 12.9 shares authorized; 0.0 and 0.0 issued and outstanding as of September 30, 2025 and December 31, 2024, respectively	—	—
Treasury stock, at cost (42.6 and 28.8 shares at September 30, 2025 and December 31, 2024, respectively)	(284)	(219)
Additional paid-in-capital	5,081	5,141
Accumulated deficit	(2,825)	(660)
Accumulated other comprehensive income	30	47
Total Alight, Inc. Stockholders' Equity	$2,002	$4,309
Noncontrolling interest	2	4
Total Stockholders' Equity	$2,004	$4,313
Total Liabilities and Stockholders' Equity	$5,538	$8,193

Condensed Consolidated Statements of Cash Flows
(Unaudited)

	Nine Months Ended September 30,
(in millions)	2025	2024
Operating activities:
Net Income (Loss) From Continuing Operations	$(2,145)	$(169)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation	93	83
Intangible asset amortization	211	210
Noncash lease expense	5	9
Financing fee and premium amortization	1	(1)
Share-based compensation expense	14	59
(Gain) loss from change in fair value of financial instruments	1	(54)
(Gain) loss from change in fair value of tax receivable agreement	(34)	51
Release of unrecognized tax provision	—	(1)
Deferred tax expense (benefit)	(197)	(75)
Goodwill impairment	2,321	—
Other	11	(4)
Changes in operating assets and liabilities:
Accounts receivable	72	(19)
Accounts payable and accrued liabilities	(96)	11
Other assets and liabilities	(21)	(25)
Cash provided by operating activities - continuing operations	236	75
Cash provided by operating activities - discontinued operations	—	59
Net cash provided by operating activities	$236	$134
Investing activities:
Net proceeds from sale of business	(13)	972
Capital expenditures	(85)	(95)
Cash provided by (used in) investing activities - continuing operations	(98)	877
Cash used in investing activities - discontinued operations	—	(11)
Net cash provided by (used in) investing activities	$(98)	$866
Financing activities:
Dividend payments	(65)	—
Net increase (decrease) in fiduciary liabilities	(12)	28
Repayments to banks	(15)	(759)
Principal payments on finance lease obligations	(17)	(22)
Payments on tax receivable agreements	(100)	(62)
Tax payment for shares/units withheld in lieu of taxes	(12)	(58)
Repurchase of shares	(65)	(155)
Other financing activities	(2)	—
Cash used for financing activities - continuing operations	(288)	(1,028)
Cash provided by (used in) financing activities - discontinued operations	—	22
Net Cash provided by (used in) financing activities	$(288)	$(1,006)
Effect of exchange rate changes on cash, cash equivalents and restricted cash - continuing operations	—	1
Effect of exchange rate changes on cash, cash equivalents and restricted cash - discontinued operations	—	(3)
Net increase (decrease) in cash, cash equivalents and restricted cash	(150)	(8)
Cash, cash equivalents and restricted cash balances from:
Continuing operations - beginning of year	$582	$558
Discontinued operations - beginning of year	—	1,201
Less fiduciary cash transferred with sale of business	—	1,189
Continuing operations - end of period	$432	$562

Reconciliation of Net Income (Loss) From Continuing Operations to Adjusted EBITDA from Continuing Operations (Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
(in millions)	2025	2024	2025	2024
Net Income (Loss) From Continuing Operations	$(1,055)	$(44)	$(2,145)	$(169)
Interest expense	24	19	68	83
Income tax expense (benefit)	(198)	(9)	(204)	(34)
Depreciation	33	27	93	83
Intangible amortization	70	70	211	210
EBITDA From Continuing Operations	(1,126)	63	(1,977)	173
Share-based compensation	3	11	14	59
Transaction and integration expenses (2)	4	21	12	57
Restructuring	4	12	44	45
(Gain) Loss from change in fair value of financial instruments	(19)	(23)	1	(54)
(Gain) Loss from change in fair value of tax receivable agreement	(66)	27	(34)	51
Goodwill impairment and other (3)	1,338	7	2,323	8
Adjusted EBITDA From Continuing Operations (1)	$138	$118	$383	$339
Revenue	$533	$555	$1,609	$1,652
Adjusted EBITDA Margin From Continuing Operations (4)	25.9%	21.3%	23.8%	20.5%
(1)Adjusted EBITDA excludes the impact of discontinued operations
(2)Transaction and integration expenses primarily relate to acquisition and divestiture activities.
(3)Goodwill impairment and other primarily includes $1,338 million and $2,321 million non-cash goodwill impairment charges for the three and nine months ended September 30, 2025, respectively.
(4)Adjusted EBITDA Margin From Continuing Operations is defined as Adjusted EBITDA From Continuing Operations as a percentage of revenue.

Reconciliation of Net Income (Loss) From Continuing Operations to Adjusted Net Income and Adjusted Diluted Earnings per Share From Continuing Operations (Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2025	2024	2025	2024
(in millions, except share and per share amounts)
Numerator:
Net Income (Loss) From Continuing Operations Attributable to Alight, Inc. (1)	$(1,054)	$(44)	$(2,143)	$(167)
Conversion of noncontrolling interest	(1)	—	(2)	(2)
Intangible amortization	70	70	211	210
Share-based compensation	3	11	14	59
Transaction and integration expenses (2)	4	21	12	57
Restructuring	4	12	44	45
(Gain) Loss from change in fair value of financial instruments	(19)	(23)	1	(54)
(Gain) Loss from change in fair value of tax receivable agreement	(66)	27	(34)	51
Goodwill impairment and other (3)	1,338	6	2,323	8
Tax effect of adjustments (4)	(217)	(32)	(256)	(73)
Adjusted Net Income From Continuing Operations	$62	$48	$170	$134

Denominator:
Weighted average shares outstanding - basic	526,576,757	535,828,896	529,206,657	545,659,335
Dilutive effect of the exchange of noncontrolling interest units	—	—	—	560,433
Dilutive effect of RSUs	—	—	—	—
Weighted average shares outstanding - diluted	526,576,757	535,828,896	529,206,657	546,219,768
Exchange of noncontrolling interest units(5)	510,115	663,057	510,115	2,189,169
Impact of unvested RSUs(6)	8,289,609	7,358,510	8,289,609	7,358,510
Adjusted shares of Class A Common Stock outstanding - diluted(7)(8)	535,376,481	543,850,463	538,006,381	555,767,447

Basic (Net Loss) Earnings Per Share From Continuing Operations	$(2.00)	$(0.08)	$(4.05)	$(0.31)
Diluted (Net Loss) Earnings Per Share From Continuing Operations	$(2.00)	$(0.08)	$(4.05)	$(0.31)
Adjusted Diluted Earnings Per Share From Continuing Operations	$0.12	$0.09	$0.32	$0.24
(1)Excludes the impact of discontinued operations.
(2)Transaction and integration expenses primarily relate to acquisition and divestiture activities.
(3)Goodwill impairment and other primarily includes $1,338 million and $2,321 million non-cash goodwill impairment charges for the three and nine months ended September 30, 2025, respectively.
(4)Income tax effects have been calculated based on the statutory tax rates for both U.S. and foreign jurisdictions based on the Company's mix of income and adjusted for significant changes in fair value measurement.
(5)Assumes the full exchange of the units held by noncontrolling interests for shares of Class A Common Stock of Alight, Inc. pursuant to the exchange agreement.
(6)Includes non-vested time-based restricted stock units that were determined to be antidilutive for U.S. GAAP diluted earnings per share purposes.
(7)Excludes two tranches of contingently issuable seller earnout shares: (i) 7.5 million shares will be issued if the Company's Class A Common Stock's volume-weighted average price ("VWAP") is >$12.50 for any 20 trading days within a consecutive period of 30 trading days; (ii) 7.5 million shares will be issued if the Company's Class A Common Stock VWAP is >$15.00 for any 20 trading days within a consecutive period of 30 trading days. Both tranches have a seven-year duration.
(8)Excludes approximately 1.2 million and 10.2 million performance-based units, which represents the gross number of shares expected to vest based on achievement of performance conditions as of September 30, 2025 and 2024, respectively.

Gross Profit to Adjusted Gross Profit Reconciliation
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
($ in millions)	2025	2024	2025	2024
Gross Profit	$178	$174	$525	$523
Add: stock-based compensation	—	3	5	11
Add: depreciation and amortization	28	23	81	70
Adjusted Gross Profit	$206	$200	$611	$604
Gross Profit Margin	33.4%	31.4%	32.6%	31.7%
Adjusted Gross Profit Margin	38.6%	36.0%	38.0%	36.6%

Free Cash Flow Reconciliation
(Unaudited)

	Nine Months Ended September 30,
($ in millions)	2025	2024
Non-GAAP free cash flow reconciliation:
Cash provided by operating activities - continuing operations	$236	$75
Capital expenditures	(85)	(95)
Non-GAAP free cash flow	$151	$(20)

Other Select Financial Data
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
($ in millions)	2025	2024	2025	2024
Revenue Disaggregation
Recurring	$489	$504	$1,501	$1,518
Project	44	51	108	134
Total revenue	$533	$555	$1,609	$1,652

BPaaS revenue	$123	$121	$373	$353

Gross Profit
Total gross profit	$178	$174	$525	$523
Total gross margin	33.4%	31.4%	32.6%	31.7%

Adjusted Gross Profit
Total adjusted gross profit	$206	$200	$611	$604
Total adjusted gross margin percent	38.6%	36.0%	38.0%	36.6%

Adjusted EBITDA From Continuing Operations
Adjusted EBITDA From Continuing Operations	$138	$118	$383	$339
Adjusted EBITDA Margin From Continuing Operations	25.9%	21.3%	23.8%	20.5%

Free Cash Flow
Free Cash Flow From Continuing Operations			$151	$(20)